EXHIBIT 21

LIST OF SUBSIDIARIES OF NORMAN CAY DEVELOPMENT, INC.

1.	Discovery Gold Ghana Limited Jurisdiction of Formation: Names under which business is conducted:	Country of Ghana Discovery Gold Ghana Limited